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Exhibit 13

[front cover]

Global Technology Solutions

[Images from previous Titan annual reports, representing various
Titan products and services and a photo of J. S. Webb and Gene W. Ray]

[Image - Titan 20th Anniversary logo]

2001 Annual Report

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[inside front cover]

[Image - Titan 20th Anniversary logo - right justified]

Celebrating 20 years of continuous growth...

For more than 20 years, the Titan Corporation has been providing comprehensive information and communications systems solutions and services to the Department of Defense and intelligence agencies. Today, Titan continues to grow our government business, which is now more than a billion dollars strong with a backlog of over $2.8 billion, while at the same time creating value for our shareholders through the building and launching of technology-based businesses from technologies developed for the government. In March of 2001, we completed the first IPO of a Titan developed company with the listing of SureBeam on the Nasdaq under the symbol SURE, and plan to spin off our remaining majority interest in SureBeam to our shareholders later this year.

As we begin 2002, we are very optimistic about both the coming year and our prospects for the future. Thanks to the 8,000 dedicated and talented employees in our government business, we have developed strong customer relationships and a record of success. We are confident that our outstanding reputation combined with our ability to add and integrate synergistic businesses over the past five years, will provide us with the opportunity to capitalize on a growing defense budget and significantly extend the reach of our government business. We look forward to a year marked by unprecedented organic growth in our government business, new milestones in our commercial ventures, and the opportunity to reward our shareholders, including our nearly 11,000 employees worldwide, for their confidence in our management team.

[Image of previous annual reports]

[caption for image]
The cover photography for this anniversary annual report was taken from previous Titan annual reports published over the last 20 years. [end caption]

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[Image of Gene W. Ray]

Pro Forma
Performance
Highlights(1) (in millions)

[graphic bar chart]

----bar chart summary----

				'99	'00	'01
				------	------	------
Revenues			$403	$1,008	$1,132
Operating Income		$48	$84	$81
Stockholders' Equity		$111	$167	$481

----end bar chart summary----

(1) Performance Highlights reflect pro forma results from continuing operations before acquisition and integration related charges and credits, deferred compensation and amortization of goodwill. See Titan's historical financial statements in the company's filings with the Securities and Exchange Commission, which have been prepared in accordance with generally accepted accounting principles, and our quarterly earnings releases (www.titan.com) for a reconciliation of our pro forma results to our financial statements under generally accepted accounting principles.1999 and 2000 results are as historically reported, before the effects of the poolings that occurred in 2000 and subsequently discontinued operations. The statements made in this report which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. We advise you to review all the company's filings made with the Securities and Exchange Commission for detailed risk factors and other necessary information.

[TTN GRAPHIC]

To Our Shareholders

During our 20th year, we enjoyed significant achievements and reached long established milestones. We are also well positioned as we enter 2002 to experience significant growth in both revenues and profits, as well as continuing to execute our strategy of maximizing shareholder value by creating, building and launching technology-based businesses.

In March 2001, we successfully completed the initial public offering of approximately 16 percent of SureBeam, raising $67 million in capital, and establishing a market valuation for SureBeam of approximately $600 million. This was accomplished during one of the most difficult IPO markets in recent history. We believe that the SureBeam IPO demonstrated that our strategy does create significant value for our shareholders. The final phase of this strategy, as related to SureBeam, will be the tax-free distribution to our shareholders of the remaining SureBeam shares held by Titan later in 2002. Another significant achievement in 2001 was the successful completion of a follow-on offering of Titan common shares, raising approximately $140 million. This provided the capital for us to continue to execute our strategy and profitably grow our business.

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Additionally, in November we successfully completed the acquisition of
BTG, Inc., a quarter billion dollar government information technology business with focus in the areas of surveillance, intelligence and reconnaissance, which substantially enhanced our capabilities and service offerings in these areas.

Each of these events was a major milestone in the continued execution of our strategy, and the building of shareholder value.

The economic slowdown in 2001 did adversely impact certain of our operations--most notably our commercial information technology subsidiary, Cayenta, and our international communications business, Titan Wireless.

The continued regression in the commercial IT industry adversely impacted the results of our Cayenta subsidiary. In spite of cost reduction efforts and the fact that Cayenta returned to generating positive operating income in the second half of 2001, Cayenta revenues and operating profits fell well below our expectations for the year.

While still continuing to grow year-over-year, the rate of growth in Titan Wireless slowed in 2001, as the global market for communications and wireless projects and services declined throughout the year around the world. As with Cayenta, we took action throughout 2001 to manage Titan Wireless' business commensurate with the declining market conditions. However, in spite of the fact that Titan Wireless generated growth in revenue to $93 million and proforma operating profits of $9 million, these results were also below our expectations for the year.

In contrast, the business on which Titan was founded 20 years ago, and by far the largest segment of our corporation--Titan Systems, our government information technology business--continued to be the driving flywheel of The Titan Corporation. Titan
Systems, which represents approximately 81 percent of our revenues, had one of its strongest years. Titan Systems' performance is a result of our strategy, laid out five years ago, to achieve critical mass through internal growth and acquisitions. This allows Titan Systems to compete and win larger and more comprehensive contracts, thereby driving growth and profitability of the business. Two of Titan Systems' indices reflecting this are a record backlog at December 31, 2001 of $2.8 billion and the winning of several contracts during 2001 with revenue potential exceeding $100 million.

[Image of SureBeam symbol and logo on Nasdaq Market site]

[caption for image]
In March 2001, Titan successfully completed the initial public offering of approximately 16 percent of SureBeam, raising $67 million in capital, and establishing a market valuation for SureBeam of approximately $600 million.
[end caption]

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We are also very pleased that Titan Systems was well positioned after the events of September 11 to support our customers in the fight against terrorism. Today, we have more than a dozen anti-terrorism programs. Our products and systems have performed well in Afghanistan, and we are well positioned to support several Homeland Security Programs.

Titan's success story in 2001 also includes a chapter on how well our people and technology can be adapted to unexpected events. Titan's anthrax-killing system was first developed as part of the company's participation in the Star Wars missile defense system back in the early 1980s. In the early 1990s, we started using this technology to sterilize medical products, and in 2000 we adapted it to irradiate food, so as to help eliminate harmful food-borne diseases. Although the $40 million contract to use this technology to eliminate the anthrax threat from the mail is small in comparison to our total revenues, it clearly illustrates how our efforts and investments in technology made over the years often find value and reward in directions never contemplated.

We are also applying leading-edge technologies and innovative systems engineering to develop an affordable missile and a low-cost transformational craft that will also support the homeland defense infrastructure.

On March 5, 2002, Mr. M. C. "Bud" Baird, Titan Systems President
 and CEO passed away. Bud led Titan Systems from $250 million to over $1 billion in annualized revenues and was deeply admired and respected by those who had an opportunity to work with him. We will all miss a valued colleague and friend.

The financial foundation of the corporation remains solid. With the successful follow-on offering, the acquisitions of BTG and Datron, and the operating performance of the corporation, our debt to capitalization ratio on December 31, 2001 was .55, a 28 percent improvement from a year earlier.

As we enter our third decade, we are truly more optimistic than ever for the prospects of The Titan Corporation. The Titan family of employees is now nearly 11,000 strong, and these employees are the most valuable assets of the corporation. SureBeam, the first successful initial public offering of The Titan Corporation, will be distributed as a tax-free dividend to our shareholders later this year. We are confident our other major commercial businesses will continue to grow, be profitable, and be well-positioned for monetizing events once the capital markets for commercial technology businesses return. Most importantly, our core defense business has never been stronger.

On behalf of The Titan Corporation and its employees, I want to thank you for being shareholders in our corporation and for your continued support.

[GENE W. RAY SIGNATURE]
Gene W. Ray
Chairman, President &
Chief Executive Officer


[Image Graphic globe Titan Systems]
[caption] Titan Systems [end caption]

[Image Graphic numbers and computer screen]
[caption] Cayenta [end caption]

[Image Graphic satelite]
[caption] Titan Wireless [end caption]

[Image Graphic Girl with rainbow]
[caption] SureBeam [end caption]

[Image Graphic mail chip numbers]
[caption] Emerging Technologies and Businessses Segment [end caption]

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2001 Annual Report    Page 3
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[Heading]
Titan Systems...

[Image Graphic globe Titan Systems]

With annualized revenues of approximately $1.1 billion and a backlog of approximately $2.8 billion, Titan Systems Corporation--Titan's government information technology (IT) segment--provides the largest percentage of Titan's revenues.

Titan Systems' revenues have grown internally and through Titan's business strategy of acquiring synergistic government IT and communications companies as part of its continuing goal of supplying end-to-end information solutions, products and systems support to our national security and civil agency customers. During 2001, Titan consummated mergers with Datron Systems, Inc; and BTG, Inc., and in early 2002, Titan announced the acquisitions of Jaycor, Inc., and Science & Engineering Associates, Inc. All these acquisitions are complementary to Titan Systems' core strengths, and each enlarges and enhances the company's business and technological strength.

With over 1,600 active contracts, Titan Systems is a leader in providing comprehensive information systems solutions and services to the United States government. The company provides unique capabilities in the areas of sophisticated data management, information processing, information fusion, and knowledge-based systems and communications requirements. More than 70 percent of the company's government business is with the United States Department of Defense and intelligence agencies, while the balance is spread through civil agencies and international customers.

The steady growth of Titan Systems facilitates its goal of being able to bid on--and win--larger, more sophisticated contracts. Through the excellent collaborative efforts of many parts of the corporation, Titan Systems was able to bid on and win more expansive contracts, such as the $58 million U.S. Army Prophet program--a state-of-the-art ground-based electronic signal intercept system that was initially researched, developed, engineered and fielded by Titan. The company also develops

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and manufactures digital imaging products, electro-optical systems, threat simulation and training systems, intelligence electronic hardware and a variety of defense communications systems.

In 2001, Titan Systems continued its long-term role in numerous key programs and expanded its position in other innovative and transformational endeavors. The company is playing a major role in the development and support of military satellite communications, including the next generation DoD Advanced Extremely High Frequency
(EHF) satellite system. The company also developed communications software for current EHF Milstar and Polarsat strategic communication systems, and its satellite communication-related products include advanced digital waveform technology that is capable of tripling the throughput of effective information that can be transmitted over a fixed-bandwidth channel via satellite. The company's full motion tracking antenna systems also serve a full range of satellite communication telemetry and remote sensing applications.

Titan Systems is also applying leading edge technologies to help the United States Navy develop a low-cost transformational craft that will be able to operate close in to land with increased survivability. As a key member of several evolutionary Navy programs, Titan employees are helping the Navy develop its concept of ForceNet, the information backbone to the Navy's Network Centric Warfare vision. Titan Systems is a key supporter to the Navy Fires Network program, an innovative system to integrate sensors to decision aids in order to provide timely ordnance delivery to time-critical mobile land targets.
Titan is involved in many of the new platforms that will populate the U.S. defense force of the future, but transformation involves more than just new ships, planes, weapons, and C4ISR systems. It also includes innovation within existing platforms. A classic example is the Navy Cash program. This is a joint program between the U.S. Treasury, the Navy, JP Morgan Chase, and Titan--to provide a cashless environment for sailors and marines deployed anywhere in the world, eliminating the need for the millions of dollars of cash that is carried on board today's ships.

Titan is also a key partner to the U.S. Army's transformation to a more agile force. The Prophet system is one of the very first systems to populate the Army's new vision of a mobile Interim Brigade Combat Team. In fact, Prophet was pressed into service in Afghanistan and was very effective in helping to locate Taliban and al Qaeda forces.

Titan Systems plays a key role in helping the Army to know the location of its critical supplies, trucks, trailers, and cargo in over 13 countries. The company is the primary systems integrator for the U.S. Army's Mobile Positioning Initiative, a highly automated endeavor that provides real-time visibility--including satellite tracking--of military trucks, trailers, and cargo at over 200 sites in support of 1,000 users through most of Western Europe. In addition, Titan won a $200 million contract to support the backbone of the Army's information management systems.

In the area of aerospace, Titan Systems won multiple contracts in 2001 to provide systems engineering support for avionics systems, night vision devices, and cockpit displays across a variety of Navy and Marine Corps aircraft, including the executive helicopter fleet.

[Caption] right side of text

Titan Systems works closely with certain federal civilian agencies, such as NASA and the Jet Propulsion Laboratory to provide systems engineering and development and other services. As a leading provider of information technology, Titan Systems contributes to assuring mission success in support of some of the nation's most critical and complex information systems, including NASA's Space Shuttle and International Space Station

[End Caption]

[Image Graphic space shuttle]
[Image Graphic astronaut]

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The company continues its long-term role in support of the Air
Force's Joint STARS and AWACS surveillance aircraft. Titan is a key partner to the U.S. Air Force. In addition to providing the support services for major weapons systems, Titan Systems is also doing sophisticated research and development for space systems that will contribute directly to the security of the nation. A Titan Systems-developed tactical data link enhancement is allowing commanders to see the tactical combat picture over distances never before realized. The Joint Range Extension (JRE) program allows commanders to share vital tactical data link information over a variety of communications paths and to consolidate and coordinate forces in an entire region. JRE was successfully used in supporting the Air Force mission in Afghanistan.

The U. S. Marine Corps is another important Titan Systems customer. A Tactical Warfare Simulation system, developed by Titan, is the USMC's training system for honing war-fighting skills. It allows
Marine Corps decision makers to practice their art without deploying actual forces.

Titan Systems is working closely with certain federal civilian agencies, such as NASA and the Jet Propulsion Laboratory to provide systems engineering and development and other services. For the 2002 Salt Lake Olympic Games, for example, Titan Systems performed work for a variety of agencies in support of the event's security.

Titan Systems has become a principal provider of systems and solutions related to information assurance and e-government.
The company focuses on the design, installation and maintenance of local and wide area networks used by the U.S. government's Internet-based initiatives. Titan Systems designs electronic filing, procurement and payment systems for government agencies, along with Internet portals used to electronically distribute confidential and non-confidential information.

As one of the leading providers of IT assurance services, Titan
Systems' legacy includes numerous awards for its contributions to assuring mission success in support of some of the nation's most critical and complex information systems, including NASA's Space
Shuttle and International Space Station, the Postal Service's Retail and Automated Processing Systems, the General Services
Administration's Financial Management System and the Centers for
Medicare and Medicaid Services' HIPAA Compliance Office, to name a few.

In the War on Terror, Titan Systems has been providing its expertise and services for numerous federal and local governmental agencies. Besides providing the technology and actual research (prior to September 11) to inactivate anthrax, Titan Systems provided bioterrorism expertise, wargaming and simulation technology for pre-deployment for

[Caption]
For the 2002 Salt Lake Olympic Games, far left, Titan Systems performed work for a variety of agencies in support of the event's security. Titan Systems won multiple contracts in 2001 to provide systems engineering support for avionics systems, night vision devices, and cockpit displays across a variety of Navy and Marine
Corps aircraft, including the executive helicopter fleet-as well as the EA-6B Prowler (center) and the SH-60B Seahawk helicopter (right). [End Caption]

[Left Graphic Army with machine gun]
[Center Graphic fighter jet]
[Right Graphic helicopter]

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[Graphic Air Force plane]

[Caption]
Titan Systems has played a long-term role in support of the Air Force's Joint STARS and AWACS surveillance aircraft. The E-8C
Joint Surveillance Target Attack Radar System (Joint STARS) shown here is the only airborne platform in operation that can maintain realtime surveillance over a corps-sized area of the battlefield.
A joint Air Force - Army program, the Joint STARS uses a multi-mode side looking radar to detect, track, and classify moving ground vehicles in all conditions deep behind enemy lines.
[End Caption]

[Caption]
Titan provides a broad array of expertise and services to the Department of Defense that includes wargaming, providing imagery technology used in Afghanistan, or supporting Global Hawk, the Department of Defense's newest unmanned air vehicle (bottom photo). Global Hawk's mission is to provide military field commanders with a high-altitude, long-endurance system that can obtain high resolution, near-real-time imagery of large geographic areas.
[End Caption]

[Image Graphic Military man on laptop] right side of page

[Image Graphic unmanned air vehicle white plane] right side of page fleet assets into the war zone; emergency management and support for the victims of New York, Pennsylvania, and Washington, DC; and domestic and emergency preparedness to support the Department of Justice.

Prior to September 11, the DoD budget for information and communication technology products and services was increasing, with a key national objective to modernize Command, Control, Communications, Computer, Intelligence, Surveillance and Reconnaissance--r C4ISR capabilities-- specialty of Titan. Now, with the administration's new emphasis on national security, homeland defense and anti-terrorism, Titan Systems is well positioned to capitalize on increased spending especially in the areas of intelligence, surveillance, security, aviation systems, information security, encryption products, and homeland defense and preparedness. The proposed 2003 Defense budget is likely to have a positive effect on Titan Systems' business base.

Titan receives more than $150 million in government-funded research and development annually, providing Titan with a constant stream of technology that fuels the company's business strategy to create, build and launch pure-play technology-based companies. Titan Systems' successful track record in R&D helps create for Titan a diversified portfolio of technologies--nd it assists the company in winning additional R&D funding. The company has a very strong relationship with several key research and development agencies, including the Defense Advanced Research Projects Agency. By being on the technology edge, Titan Systems is able to keep pace with new technological developments and to compete for contracts that require high-quality, sophisticated technical solutions.

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[Heading]
Cayenta...

[Image Graphic numbers and computer screen]

As economic conditions caused weak demand throughout most of the commercial information technology market, Cayenta's vertical market focus proved to be an important stabilizing force. A Total Solution Provider, Cayenta's business is to build, host, and manage complex, end-to-end, traditional and internet-based information management systems. Cayenta's approach combines proprietary software with the implementation and integration services needed to deliver complete information technology solutions to its customers.

The key verticals targeted by Cayenta are utilities and municipalities through its billing, customer care, and asset-management applications; manufacturers through its plant operations and asset management application; retailers through its merchandising infrastructure application; and transportation--through its data warehousing integration architecture and enterprise management solutions.

While 2001 brought significantly decreased spending by Cayenta's corporate customers for information technology products and services, Cayenta continued to acquire new customers in the municipality and utility markets to use its proprietary systems. In spite of declining tax revenues, many municipal-operated utilities sought to expand and improve their capabilities, particularly in the wake of the California energy crisis early in 2001. Cayenta's billing and revenue-cycle management products are targeted toward the mid-tier municipality market and are especially competitive because of the flexibility they provide to municipalities wanting to bill customers for multiple services off a single software platform.

The strength of Cayenta's utility and municipality products led to an impressive list of customer wins in 2001 including: Florida Power and Light; NRG Energy; the Water Reclamation District of Greater
Chicago;

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the Kansas City Board of Public Utilities; ElectriCities -- a trade organization representing Public Power Communities in Virginia, North Carolina and South Carolina; EnergyUnited -- North Carolina's largest electric cooperative; Snapping Shoals Electric Membership Corporation -- a consumer-owned cooperative located in Georgia; Prince William County Services Authority, Virginia; The City of Lexington, NC; The City of High Point, NC; The City of Rock Hill, SC; and The City of Shelby, NC.In 2001, Cayenta also continued to further improve its software solutions for the utility and municipality markets with the following product and service enhancements:

* UtilityManager(TM) version 7.X enhancements allow for standardized navigation across application functions, enhanced help functionality, and shortened implementation times.

* MunicipalityManager(TM) version 5.X provides an enhanced graphical interface and improved navigation functionality, allowing for quicker training, shortened implementation times and increased ease of use.

* Mainsaver(TM) Release 6.2 added features and enhancements supporting the management of power generation plants and expanded Cayenta's ability to host remotely and deliver the Mainsaver application to customers managing assets across multiple power generation facilities.

In addition, Cayenta also made improvements to Cayenta WebStore, which allows retailers to extend their sales channels while insuring full integration with their current merchandising and inventory systems.

While the manufacturing and retail industries were hard hit by economic conditions in 2001, Cayenta's existing customer base for its asset management and merchandising infrastructure applications proved to be a source of steady revenues as Cayenta was able to provide services that helped its customers see improved operational results using previously purchased software.

After significantly reducing the size of its workforce and cutting costs in 2001 in order to respond to weak demand in the commercial information technology industry, Cayenta's main focus in 2002 is on continuing to grow its municipality and utility business and expand its product offerings, while at the same time striving to increase its contribution to Titan's profitability.

[Caption]
A Total Solution Provider, Cayenta builds, hosts, and manages complex, end-to-end, traditional and internet-based information management systems. The company orchestrates its operations from regional solution centers located across the country and in Canada. [End Caption]

[Graphic Cayenta Map] Right side of text

[Graphic Man on laptop in server room] Right side of text

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[Heading]
Titan Wireless...

[Image Graphic Satelite]

While much of the telecommunications industry suffered through overcapacity and weak demand throughout 2001, Titan Wireless was able to maintain its steady growth by continuing to focus on underserved markets in developing countries where demand is relatively high and competition remains fairly limited. For Titan Wireless, with its historic roots in the development of low cost satellite-based communications systems, developing markets still offer enormous potential.

Despite the slowing economy, wholesale long-distance traffic carried over Titan Wireless' satellite-based network to and from developing countries throughout the world increased significantly in 2001. More than 60 million minutes a month now travel over the Titan Wireless network for customers such as tier-one carriers, regional bell operating companies and overseas government-owned phone companies.

2001 also marked the launch of Titan Wireless' foray into the retail service business with the launch of fixed, wireless broadband networks by its Sakon subsidiary in Ghana, Cameroon and Bangladesh, and the purchase of a majority interest in an Indian broadband service provider, Gateway Systems Ltd. By the end of the year, more than 200 enterprise customers such as multi-national corporations, banks, hotels, and the Chittagong Stock Exchange were using the networks in these markets.

In addition, Titan's African investment, Ivoire Telecom, launched wireless local-loop networks in five African countries and began providing telecommunications services such as voice, data, and Internet services to major African and international corporations such as Texaco, Nestle, Africa Online, and Ecobank.

Titan Wireless' systems-integration business continued to contribute significantly to revenue and profit in 2001; however, the sluggish world economy and a more conservative investment environment for governments and telecommunications providers in developing countries have

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limited the near term potential of this part of Titan Wireless'
business.Key projects in 2001 included the completion of a mobile telecommunications network for the government of Benin that now has more than 70,000 mobile subscribers; a combination satellite/ cellular system in Guinea for a U.S. company; and a satellite backhaul systemfor a major fixed wireless carrier in Nigeria.

Recognizing the opportunity to continue to grow the service provider business, Titan recently completed the acquisition GlobalNet, Inc., a leading Voice-over-Internet Protocol (VoIP) carrier specializing in providing international long distance service to U.S. and foreign-based service providers operating in Latin America. GlobalNet's state-of-the-art Internet
Protocol (IP) network uses packet-switched technology to utilize bandwidth more efficiently than circuit-switched carriers.

With the acquisition of GlobalNet, not only does the size of Titan Wireless' existing revenue base nearly double, but the geographic reach of the Titan Wireless network expands significantly beyond its previous focus on Africa and Central Asia. In addition, there is the opportunity for considerable synergies with Titan Wireless' existing business through the consolidation of global infrastructure.

In 2002, Titan Wireless will continue to seek out opportunities to expand the reach of its developing market long distance business through strategic acquisitions, while at the same time continuing to grow the business internally. The current weakness in the capital markets for telecom related companies presents an enormous opportunity for companies such as Titan that are interested in profitably building critical mass at very low valuations and have the financial ability to do so.

[Caption]Bottom of text
Titan Wireless provides communications services and systems to developing countries primarily in Asia, Africa, the Middle East and Latin America. The chart below illustrates the countries Titan Wireless now serves and the breathe of Titan Wireless' network. [End Caption]

[Image Graphic Wireless Map]

[Caption] Right side of text
In 2001, Titan Wireless completed a mobile telecommunications network for the governmentof Benin that now has more than 70,000 mobile subscribers; a combination satellite/cellular system in Guinea for a U.S. company; and a satellite backhaul system for a major fixed wireless carrier in Nigeria.
[End Caption]

[Image Graphic man working on dish]

[Image Graphic Girl on phone with dish behind]

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[Heading]
SureBeam...

[Image Graphic Girl with rainbow]

On March 2001, SureBeam completed its initial public offering and became the first Titan subsidiary to become a public company.

At the very heart of SureBeam's proven, patented electron beam technology lies the fundamental fact that it helps eliminate the threat of virulent bacteria, such as E. coli O157:H7, Listeria, and Salmonella. This innovation has the potential to do for food products what milk pasteurization did for milk: help stop the spread of dangerous--and often deadly--food-borne diseases that plague consumers worldwide.

In less than two years, the availability of SureBeam(R) processed ground beef in American supermarkets has gone from an initial 84
Cub and Rainbow stores in Minneapolis/St Paul to literally thousands of supermarkets located in over two-thirdsof the nation.
One processor alone, Sara Lee's Huisken Meats, distributes SureBeam(R) processed products in 32 states, including one retail chain that has 1,000 stores in 11 states. In June 2001, Huisken Meats rolled out five new ground beef products, reflecting growing consumer demand and Huisken's desire to offer more choices to consumers.

SureBeam has continued to expand its customer base to include more raw food processors, ready-to-eat processors, and food-service processors. Two major national hamburger chains are in the process of rolling out SureBeam(R) processed hamburgers across the country. Joining prestigious national processors such as Omaha Steaks, WW Johnson Meat Company--which began processing in November 2001-- quickly expanded its product line in February 2002 to include a variety of nine fresh ground beef products which are marketed to a variety of restaurant chains.

Using SureBeam technology to eliminate harmful environmental

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pests from Hawaiian fruits, our customer Hawaii Pride significantly grew its national distribution of exotic tropical fruits such as papaya, longan, starfruit and rambutan to 17 mainland states.

In addition to increased retail distribution, SureBeam also expanded its customer base in both the raw food and ready-to-eat segments. One of the nation's oldest and largest suppliers of ground beef to the quick-service restaurant industry segment joined the other 43 processors who have committed to partnering with SureBeam. Also, SCIS Food Services, Inc.--one of the nation's leading providers of ready-to-eat meals--signed a product testing and collaboration agreement in anticipation of FDA and USDA's approval of the use of SureBeam(R) technology on precooked foods.

On the technology front, SureBeam made significant advancements during the year. The company expanded its agreement with Excel, the nation's second-largest meat company, to install in-line
SureBeam(R) systems directly within two Excel processing facilities.

SureBeam opened its second national service center in Chicago, doubling the company's processing capacity. In March 2002, SureBeam joined Texas A&M University in the opening of the nation's first SureBeam electron beam food research facility. This state-of-the-art facility will be used for the purpose of researching and developing product applications, as well as for the advancement of food safety.

A significant event impacting SureBeam's technology was the favorable litigation settlement between the company and Ion Beam Applications (IBA), with IBA abandoning its challenge to the validity and enforceability of SureBeam's core system patent. During 2001, SureBeam was also awarded five new patents covering system enhancements, including an innovation that allows a single electron beam machine to process continuously and simultaneously food products of various sizes and densities.

Building on previous international strategic relationships, SureBeam continued to enlarge its worldwide portfolio. RESAL Saudi Corporation, a subsidiary of a private Saudi Arabian conglomerate headquartered in Riyadh, signed an agreement to build a network of SureBeam(R) facilities within the Kingdom for pathogen and environmental pest control.

Also in 2001, the Department of Defense added irradiated products to the military food procurement authorization lists and during the first quarter of 2002, the military initiated the ordering process for SureBeam processed ground beef aimed at protecting the safety and health of America's fighting forces.

[Caption]
In thousands of supermarkets across the United States--under a variety of labels--as well as in food service and by home delivery, SureBeam(R) processed ground beef and exotic tropical fruit are sold. Additionally, two major national hamburger chains are in the process of rolling out SureBeam processed hamburgers across the country. [End Caption]

[Image Graphic hamburger]

[Image Graphic packaged meat]

[Image Graphic fruit]

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2001 Annual Report   Page 13
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[Heading]
Emerging Tech...

[Image Graphic mail chips numbers]

Titan's Emerging Technologies and Businesses Segment is where the company leverages its intellectual property portfolio--obtained primarily from government-funded research and development--to create commercial technology applications or individual businesses that can be monetized to create value for Titan shareholders.

Titan has a well-defined process for continually reviewing the company's intellectual property portfolio. The majority of technologies reviewed are either licensed or sold to third parties or left within Titan Systems, Titan's government business, and not commercialized. Only those few select technologies that Titan believes have the potential to deliver significant value to Titan shareholders are actually incubated into businesses within Titan. The three businesses in the Emerging Technologies and Businesses Segment that meet these strict criteria are LinCom Wireless, e-tenna, and Titan Scan Technologies.

[Small header]
LINCOM WIRELESS

LinCom Wireless is a fabless semiconductor company focused on standards-based solutions for wireless connectivity of voice, data, and video in the enterprise and home environments. LinCom's initial products will be based on the dominant Wireless Local
Area Networking (WLAN) standards known collectively as IEEE 802.11. LinCom's ComboLink(TM) product family will bridge the gap between the dominant WLAN standard today, 802.11b, which operates in the
2.4 GHz frequency, and the next-generation, higher speed 802.11a, which operates in the less congested 5 GHz frequency, by supporting both modes of operation cost effectively. ComboLinkTM will also support the mandatory mode of 802.11g, a relatively new standard that has not been fully ratified by the IEEE. The mandatory modes of 802.11g support the 802.11a waveform over the 2.4 GHz frequency band providing backwards compatibility with 802.11b. Final ratification of the 802.11g specification is expected by early 2003.

LinCom Wireless is targeting one of the fastest growing wireless markets. Between 1999, when the first 802.11b products were introduced, and year-end 2001, more than 10 million chipsets were shipped. Phenomenal growth is anticipated for the years to come as 802.11bnetworks continue to deploy and higher speed, higher capacity, relatively interference-free 802.11a networks begin to rollout. Yearly 802.11 chipset shipments are predicted to exceed
40 million units in 2005. This represents a compound annual growth rate in excess of 50 percent.

LinCom Wireless has focused on a combination 802.11a/802.11b

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product because the pervasiveness of 802.11b access points in the enterprise environment--combined with the anticipated adoption of 802.11a access points in the home to provide for multiple streams of voice, data, and video-makes it likely that the WLAN landscape will include both 802.11b and 802.11a as dominant network standards.

LinCom is strongly positioned for the impending combination
802.11a/802.11b market as it is one of only a few companies known to have developed and produced an 802.11b baseband chip, and it has been working on the development of an 802.11a chip for more than a year.

In 2001, LinCom engineers successfully completed the development of an 802.11b baseband chip for 3Com and prototyped an 802.11a modem design. Additionally, LinCom completed 11 patent filings on intellectual property that provide unique advantages for its chipsets. Looking forward, LinCom plans to complete the development of its combination802.11a/802.11b chipset and begin sampling those chipsets to customers by the fall of 2002--with the goal of obtaining design commitments for 2003 shipments.

[Small heading]
E-TENNA

e-tenna focuses on designing and developing radio frequency (RF) technology and products for the wireless communication industry that have the potential to significantly reduce the size, increase the functionality, improve the performance and decrease the cost of wireless equipment and systems. Since it began operations in mid 2000, e-tenna has worked to build a robust intellectual property portfolio that includes four patents issued, with 19 patents pending.

e-tenna's activities are currently focused on the development and marketing of high-efficiency, low-cost, electrically-small, passive antennas for current and next generation wireless devices. A key benefit of e-tenna's technology for OEMs is its isolation property that allows multi-frequency devices such as phones, PDAs, and laptops to function efficiently and without significant interference.

In 2001, e-tenna successfully transitioned from an R&D-centric company to one focused on customer and product development activities. e-tenna generated initial revenue in 2001 from a number of engineering development contracts, including a contract with a major OEM for a Bluetooth antenna, and a contract with a major OEM for a GPS antenna. The company is hopeful that these relationships will lead to its first design win or technology licensing agreement in 2002.

[Small heading]
TITAN SCAN TECHNOLOGIES

Following the outbreak of anthrax, Titan Scan Technologies became known for its effortsto sanitize the mail to eliminate the threat of bioterrrorism. After years of investing in electron beam technology and installing systems to sterilize medical devices, Titan Scan was able to provide the U.S. Postal
Service with a way to sanitize mail destined for the nation's capital. Besides contracting to use Titan Scan's facility for mail sanitization, the Postal Service also purchased eight mail sanitization systems.

Titan Scan also expanded its traditional medical device sterilization business by over 50 percent, while significantly increasing profit margins. The number and volume of products sterilized in company owned facilities increased substantially while customers, such as Guidant Corporation, expressed their satisfaction by adding to their existing in-house sterilization investments with repeat purchases of sterilization systems. Additional service centers are planned for 2002.

Titan Scan also marked 2001 with entry into electron beam technology markets outside of its traditional medical device customer base. These previously untapped, large markets include the use of electron beam technology to improve material performance in semiconductors, aerospace composites, wire and cable, plastics and packaging films just to name a few. With so many new opportunities in both existing and new markets, and a new management team with a proven track record of results, there is every reason to believe that the success achieved in 2001 is likely to continue in the future.

[image girl standing by mailbox] - right side of text
[caption] Mailsafe [end caption]

[image hands holding chips] - right side of text
[caption] e-tenna [end caption]

[image two doctors in scrubs] - right side of text
[caption] Titan Scan Techonologies [end caption]

[image man on cell phone holding a PDA] - right side of text
[caption] LinCom Wireless [end caption]

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2001 Annual Report   Page 15
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[Heading]
Titan's Leadership...

[Image graphic NY Stock Exchange]

[small heading]
DIRECTORS

Gene W. Ray
Chairman of the Board of Directors
President and Chief Executive Officer
The Titan Corporation

Michael B. Alexander
Former Chairman and
Chief Executive Officer, AverStar, Inc.

Charles R. Allen
Former Executive Vice President
TRW, Inc.

Joseph F. Caligiuri
Former Executive Vice President
Litton Industries

Daniel J. Fink
Former Senior Vice President
Corporate Planning and Development
General Electric Corporation

Susan Golding
President and Chief Executive Officer
The Golding Group, Inc.
Former Mayor of San Diego

Robert M. Hanisee, CFA
Managing Director
Chief Investment Officer for Asset Allocation-
Private Client Services Group,
Trust Company of the West

Robert E. La Blanc
President, Robert E. La Blanc Associates, Inc.
Former Vice Chairman, Continental Telecom
Former General Partner, Salomon Brothers

Thomas G. Pownall
Former Chairman of the Board and
Chief Executive Officer
Martin Marietta Corporation

Jim Roth
Former President and Chief Executive Officer
GRC International

Joseph R. Wright
President and CEO, PanAmSat
Vice Chairman, Terremark Worldwide
Former Chairman, GRC International
Former Director of Federal Office of
Management & Budget

[small heading]
OFFICERS

Gene W. Ray
Chairman of the Board of Directors
President and Chief Executive Officer

Eric DeMarco
Executive Vice President and
Chief Operating Officer

Owens F. Alexander, Jr.
Senior Vice President of The Titan Corporation and President and CEO of Titan Wireless

M. C. "Bud" Baird
Senior Vice President of The Titan Corporation and President and CEO of Titan Systems

Nicholas J. Costanza
Senior Vice President,
General Counsel and Secretary

Denise Longarzo
Senior Vice President,
Emerging Technologies and Businesses

Larry A. Oberkfell
President and CEO of SureBeam

David Porreca
Senior Vice President of
The Titan Corporation and
President and CEO of Cayenta

Mark W. Sopp
Senior Vice President and
Chief Financial Officer

Rochelle Bold
Vice President, Investor Relations

Brian Clark
Vice President, Strategic Transactions

John Dressendorfer
Vice President, Government Relations

Dianne D. Dyer
Vice President, Human Resources

Deanna Hom
Vice President, Corporate Controller

Mary Jo Potts
Vice President, Administration

Ralph "Wil" Williams
Vice President, Corporate Communications


(C)The Titan Corporation 2002 - right justified

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[inside back cover]

STOCKHOLER INFORMATION

Transfer Agent and Registrar
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, New York 11219

Independent Public Accountants
Arthur Andersen LLP
701 B Street
San Diego, California 92101

Corporate Headquarters
The Titan Corporation
3033 Science Park Road
San Diego, California, 92121
Telephone: (858) 552-9500
Fax:  (858) 552-9645

FORM 10-K

The Company files an annual report with the Securities and Exchange Commission on Form 10-K, pursuant to the Securities
Exchange Act of 1934, Stockholders may obtain a copy of this report at no charge by writing to:

Rochelle Bold, Vice President
Investor Relations
The Titan Corporation
3033 Science Park Road
San Diego, California 92121
Telephone: (858) 552-9400
Fax:  (858) 552-9477
Email: invest@titan.com

ANNUAL MEETING

The Annual Meeting of Stockholders
will be held at 9:00 a.m.
on Thursday, May 16th, 2002 at:
Corporate Headquarters, The Titan Corporation,
3033 Science Park Road, San Diego, California 92121.

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[back over]

[image Titan logo]

The Titan Corporation
3033 Science Park Road
San Diego, CA 92121
www.titan.com

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